UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 13G Under the Securities Exchange Act of 1934 (Amendment No. 3 )* Denison International plc (Name of Issuer) American Depository Shares (Title of Class of Securities) 248335101 (CUSIP Number) Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7). *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes). PAGE 1 OF 7 PAGES CUSIP No. 248335101 1) NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON First Pacific Advisors, Inc. 04-3118452 2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (A) [ ] N/A (B) [ ] 3) SEC USE ONLY 4) CITIZENSHIP OR PLACE OF ORGANIZATION Massachusetts (5) SOLE VOTING POWER -0- NUMBER OF SHARES (6) SHARED VOTING POWER BENEFICIALLY 40,000 OWNED BY EACH REPORTING (7) SOLE DISPOSITIVE POWER PERSON WITH -0- (8) SHARED DISPOSITIVE POWER 855,900 9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 855,900 10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* N/A 11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.1 12) TYPE OF REPORTING PERSON* IA *SEE INSTRUCTION BEFORE FILLING OUT! PAGE 2 OF 7 PAGES ITEM 1(a) NAME OF ISSUER. Denison International plc ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 14249 Industrial Parkway, Marysville, OH 43040 ITEM 2(a) NAME OF PERSON FILING. First Pacific Advisors, Inc. ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE. 11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA 90064 ITEM 2(c) CITIZENSHIP OR PLACE OF ORGANIZATION. Massachusetts ITEM 2(d) TITLE OF CLASS OF SECURITIES. American Depository Shares ITEM 2(e) CUSIP NUMBER. 248335101 ITEM 3 REPORTING PERSON. See Item 12 on cover page ITEM 4 OWNERSHIP. See Items 5 - 11 on cover page ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS. N/A ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. N/A ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. N/A PAGE 3 OF 7 PAGES ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP. N/A ITEM 9 NOTICE OF DISSOLUTION OF GROUP. N/A ITEM 10 CERTIFICATION. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect. After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. February 11, 2002 Date /s/ J. Richard Atwood Signature J. Richard Atwood, Principal and Chief Operating Officer Name/Title PAGE 4 OF 7 PAGES CUSIP No. 248335101 1) NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Source Capital, Inc. 95-2559370 2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (A) [ ] N/A (B) [ ] 3) SEC USE ONLY 4) CITIZENSHIP OR PLACE OF ORGANIZATION Delaware (5) SOLE VOTING POWER 630,900 NUMBER OF SHARES (6) SHARED VOTING POWER BENEFICIALLY -0- OWNED BY EACH REPORTING (7) SOLE DISPOSITIVE POWER PERSON WITH -0- (8) SHARED DISPOSITIVE POWER 630,900 9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 630,900 10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* N/A 11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0 12) TYPE OF REPORTING PERSON* IV *SEE INSTRUCTION BEFORE FILLING OUT! PAGE 5 OF 7 PAGES ITEM 1(a) NAME OF ISSUER. Denison International plc ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 14249 Industrial Parkway, Marysville, OH 43040 ITEM 2(a) NAME OF PERSON FILING. Source Capital, Inc. ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE. 11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA 90064 ITEM 2(c) CITIZENSHIP OR PLACE OF ORGANIZATION. Delaware ITEM 2(d) TITLE OF CLASS OF SECURITIES. American Depository Shares ITEM 2(e) CUSIP NUMBER. 248335101 ITEM 3 REPORTING PERSON. See Item 12 on cover page ITEM 4 OWNERSHIP. See Items 5 - 11 on cover page ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS. N/A ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. N/A ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. N/A PAGE 6 OF 7 PAGES ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP. N/A ITEM 9 NOTICE OF DISSOLUTION OF GROUP. N/A ITEM 10 CERTIFICATION. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect. After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. February 11, 2002 Date /s/ J. Richard Atwood Signature J. Richard Atwood, Treasurer Name/Title PAGE 7 OF 7 PAGES